UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

FuelCell Energy, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 23, 2023, the following information was sent via U.S. Mail to certain beneficial owners of FuelCell Energy, Inc.’s common stock:

Please Contact MacKenzie Partners Today

To Vote Your FuelCell Energy, Inc. Shares!

March 23, 2023

Dear Stockholder:

The FuelCell Energy, Inc. Annual Meeting of Stockholders is scheduled to be held on April 6, 2023 at 1:00 p.m., Eastern Daylight Time.

The FuelCell Energy Board of Directors, management team, and all FuelCell Energy team members thank you for your support and investment. We are committed to our purpose of enabling a world empowered by clean energy.

As a stockholder of FuelCell Energy, Inc., you have the opportunity to vote your shares now. It is very important that all stockholders have their voices heard. We urge you to please vote your shares today. You may do so by contacting MacKenzie Partners toll-free at 1-800-322-2885. MacKenzie Partners has been engaged by FuelCell Energy to assist in gathering votes for the Annual Meeting.

No matter how many shares you hold your vote is very important. MacKenzie Partners can take your vote via telephone or email. To vote via phone, please call 1-800-322-2885 (Toll-Free in the U.S.) or 212-929-5500. You may also contact MacKenzie Partners with your voting instructions via email at jjaegers@mackenziepartners.com.

Here is a sample email.

To: jjaegers@mackenziepartners.com

Dear Mr. Jaegers,

Please let this email serve as my authorization to vote my shares of FuelCell Energy, Inc. common stock as follows:

1.

FOR: The election of each of the seven director nominees named in the 2023 Proxy Statement to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	FOR: The ratification of the selection of KPMG LLP as FuelCell Energy, Inc.’s independent registered public accounting firm for the fiscal year ending October 31, 2023;
3.	FOR: The approval of the amendment and restatement of the FuelCell Energy, Inc. 2018 Employee Stock Purchase Plan;
4.	FOR: The approval of the amendment and restatement of the FuelCell Energy, Inc. Second Amended and Restated 2018 Omnibus Incentive Plan;
5.

FOR: The approval of the amendment of the FuelCell Energy, Inc. Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of FuelCell Energy, Inc. from 500,000,000 shares to 1,000,000,000 shares;

6.

FOR: The approval, on a non-binding advisory basis, of the compensation of FuelCell Energy, Inc.’s named executive officers as set forth in the “Executive Compensation” section of the 2023 Proxy Statement; and

7.	1 YEAR: To vote, on a non-binding advisory basis, for future advisory votes on the compensation of FuelCell Energy, Inc.’s named executive officers to be conducted every year.

The shares are registered in the name of ___________________.

Please contact MacKenzie Partners today so they may assist in processing your vote – this will only take a few minutes of your time, but will help FuelCell Energy save the cost of additional mailings and reduce environmental waste.

Sincerely,

FuelCell Energy, Inc.